CITADEL
  SECURITY SOFTWARE
FOR IMMEDIATE RELEASE

Contact:     Jack Doxey                           Dara Sklar or Tara Dugan
             Citadel Security Software, Inc.      Schwartz Communications, Inc.
             (214) 750-2465                       (415) 512-0770
             JDoxey@citadel.com                   citadel@schwartz-pr.com

                  CITADEL SECURITY SOFTWARE RAISES $2.5 MILLION
                         IN PRIVATE PLACEMENT FINANCING

Dallas, TX, January 30, 2003-Citadel Security Software Inc. (OTCBB: CDSS), a leader in automated vulnerability remediation solutions, today announced that the company has completed a private placement for gross proceeds of $2.5 million private placement, issuing 3,125,000 shares of restricted common stock at a purchase price of $0.80 per share. The transaction includes institutions and accredited investors.

"This financing shows that our investors agree with our vision of Hercules as the prime solution in the automated vulnerability remediation market," said Steve Solomon, CEO. "As a result of this weekend's SQL Slammer worm, now more than ever, enterprises are looking for automated remediation solutions to help them keep up with the hundreds of vulnerabilities identified on a weekly basis. Citadel is committed to helping companies redefine their remediation practices to ensure that they protect their organizations from future attack."

Manually resolving vulnerabilities one-by-one or through a shotgun software distribution approach across a network of diverse devices is a time consuming and cumbersome process. Citadel's patent-pending Hercules technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and trusted resolution of vulnerabilities. Interoperable with industry-standard scanners, Hercules has the largest library of automated remediation signatures to help enterprises fix software defects such as SQL Slammer, internal policy breaches and external perimeter threats, reducing weeks and months of remediation efforts to days and hours.


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"This new investment will provide working capital to continue expansion of our sales and marketing efforts and to further position Hercules as the prime solution in the automated vulnerability remediation market." said Mr. Solomon.

In connection with the private placement, Citadel also issued warrants to purchase approximately 1,725,000 shares of common stock. The warrants issued to the investors have an exercise price of $1.50 per share and a three-year term. Approximately 161,000 of the total warrants were issued to the placement agent at an exercise price of $1.18 per share.

ABOUT CITADEL SECURITY SOFTWARE

Citadel Security Software, Inc. (OTCBB:CDSS) develops, markets and licenses computer security and privacy software for one of the fastest growing software industry segments today -- security inside the firewall. Citadel's Winshield(R) SecurePCTM and NetOFFTM products enable companies to enforce security policies from a single point of control. Hercules remediates vulnerabilities from the five classes of security vulnerabilities: insecure accounts, unnecessary services, mis-configurations, back doors and software defects. Hercules' open architecture design allows the import and aggregation of assessment data from many sources. Hercules is interoperable with industry leading vulnerability assessment tools allowing customers to address the real world issues of vulnerability assessment and remediation. Citadel's products also address the initiatives of the President's National Strategy to Secure Cyberspace and the mandates of HIPAA and Gramm-Leach-Bliley legislation for the healthcare and financial industries. Further information about Citadel Security Software, its products and investor information can be accessed at its website, www.citadel.com.


Safe Harbor/Forward-looking Statements:

Except for the historical information contained herein, this news release contains forward looking statements that are subject to risks and uncertainties, including lack of Citadel operating history, uncertainty of product acceptance, uncertainty to compete effectively in the security software market and the uncertainty of profitability and cash flow of Citadel. In providing the guidance for 2003, Citadel has taken into account the projected spending environment for information technology and market conditions. These risks and uncertainties may cause actual outcomes and results to differ materially from expectations in this press release. These and other risks are detailed from time to time in CT


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Holdings' and Citadel's SEC reports, including CT Holdings' report on Form
1O-KSB for the year ended December 31, 2001 and most recent Form 10-QSBs, as well as Citadel's Registration Statement on Form 10-SB and amendments and most recent Form 10-QSBs.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.


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